Sunflower Oil Distribution Agreement

Party A (Manufacturer): Gansu JOY Agricultural Technology Co., Ltd.
Party B (Distributor): Wuwei City Postal Bureau
(collectively, the parties)
Date of Signing: 12/09/2010

Upon mutual understanding, the parties enter into this agreement with honest and good faith in accordance with related laws of the People's Republic of China, where Party A, the owner with both the ownership and operation right of the “Westerner” brand, the manufacturer of the sunflower oil with the sales right, hereby authorizes Party B the distribution right of the registered brand of “Westerner” sunflower oil products as the exclusive distribution agent.

1.	Product’s Name, Specification and Price

Name	Specification (per Unit)		Unit (Barrel)	Special Price per Unit to Post Bureau (RMB)	Wholesale Price per Unit (RMB)	Market Retail Price per Unit (RMB)
Sunflower Oil (grade 1)	1.0	L	15	14.2	16.8	19.8
Sunflower Oil (grade 1)	2.1	L	8	28.8	34.6	40.9
Sunflower Oil (grade 1)	3.6	L	4	51.8	58.8	70.8
Sunflower Oil (grade 1)	5.1	L	4	72.6	82.8	99.8

2.	Quality Standard of the Products and Conditions and Timeline to be complied by Party A:
1)
The products provided by Party A should meet the relevant National Standards, including the packing; otherwise Party A shall reimburse Party B of any incurred losses due to the quality problems (and failure of the timely delivery), including the nominal reputation damages.

2)	Party A shall mark the products with the tag of “For Post Bureau Only”
3)	Party A shall show Party B of all valid business related licenses and certificates.
4)	Party A shall provide Party B of sample products for future verification purpose.
5)	Party A shall provide Party B free consultations in connection with the products distribution and the parties may split the costs of personnel training incurred in the distributions.
6)	Part A shall timely respond to any and all complaints received from customers regarding the products.

3. Delivery: Party A shall deliver the ordered products within 3 business days (for large volume orders, deliver within 10 days) to the designed delivery place by Party B.  Party B shall conduct the inspection upon the delivery and any disputes shall be marked on the delivery order copy and shall be sent to Party A within 3 days through phone call or facsimile.  Any verified damages caused to products during the delivery shall be returned and exchanged by Party A.

4. Payment: the parties agree to have the revolving payments for the products.  Upon the second delivery of the products, the payment for the first delivered order shall be cleared.

5. Acceptance Standard, Method, and Dissent period: Acceptance procedure is conducted according to the quotation form, specification, place of origin and user’s confirmation.

6.Returns and Exchanges: Party A shall return any products with quality problems without condition and the costs shall be solely assumed by the Party A.  Any delivery and other costs associated by the returns due to the failure of sales shall be paid by Party B. The party with fault/negligence shall assume the costs incurred in returns not due to quality problem.  Party A must exchange the products with an imminent expiration date, but the delivery costs shall be paid by Party B.

7. Promotion:
1) Party A shall give free gifts to customers with large volume orders through Party B.
2) Party B shall obtain prior approval from Party A for any sales and marketing promotion arrangements.
3) The Parties agree to conduct a press release for the distribution cooperation project and Party B shall responsible for the accommodation costs while Party A shall be responsible for any all other expenses.

8. Confidentiality. Within 1 year from the termination of this Agreement, the parties shall not release any business information of each other to a third party/

9. Liability for Breach: within 20 days the defaulting party shall promptly correct the defaults under this Agreement, or notify the other party in writing disputing the alleged defaults.  The defaulting party shall be fully liable to any and all losses caused to the other party.

10. Terms:
1) The agreement shall take effect on the date of execution. The term of this agreement is two years, provided the products are delivered and the total price is paid off.

2) Termination: a) 1 month before the expiration of this Agreement, any parties can notify the other party in writing of no intention to renew the Agreement, then the Agreement shall expire at the expiration date. b) During the execution of this Agreement, any party defaults under the Agreement and the parties fail resolve the disputes, the parties can early terminate this Agreement in writing consents. c) If one party applies for bankruptcy or one party is incapable to execute this Agreement, the Agreement can be early terminated.

12. Litigation: Any dispute arising in the execution of the Agreement, it shall be settled through mutual negotiation.  If no agreement is reached, it shall be submitted to the people’s court where Party A domiciles.

13. Miscellaneous.
1) Any discrepancies between this Agreement and related laws and regulations, the parties shall follow the laws and regulations.  Other part of this Agreement shall have valid effectiveness.
2) Each party shall observe the terms of Agreement. No amendment or deletion of this Agreement shall be valid until it is signed by both parties. The parties shall attach necessary addendums to this Agreement with same effectiveness.
3) The Agreement shall be executed in 6 originals. Each party has 3 originals.

Party A (seal)	Party B (seal)

Legal Representative	Legal Representative

Date: 12/09/2010	Date: 12/09/2010